Exhibit 99.1

MEDIA RELEASE

ALDERWOODS GROUP REPORTS FOURTH QUARTER
AND YEAR-END RESULTS

Significant Progress in 2004: Reduced Debt by $167 Million,
Refinanced Debt and Divested 120 Non-Strategic Properties

CINCINNATI, OH – March 28, 2005 – Alderwoods Group, Inc. (NASDAQ:AWGI) today announced its fourth quarter and year-end results, representing the 12 weeks and 52 weeks ended January 1, 2005.

The Company reported total net income of $9.3 million, or $0.23 basic and diluted earnings per share, on revenues of $716.8 million, for the 52 weeks ended January 1, 2005, compared with total net income of $10.8 million, or $0.27 basic and diluted earnings per share, on revenues of $720.3 million, for the 53 weeks ended January 3, 2004.

From continuing operations, the Company reported a total net loss of $3.8 million, or $0.09 basic and diluted loss per share, for fiscal 2004, compared with net income of $9.2 million, or $0.23 basic and diluted earnings per share, for fiscal 2003.

Included in the total net loss for fiscal 2004 were $30.7 million in costs associated with the Company’s refinancing of long-term debt.

Highlights of Fiscal 2004 from Continuing Operations

•                  Total revenue declined 0.5% to $716.8 million

•                  Total funeral services performed for the year were 117,525, a decline of 7,273 or 5.8%

•                  Average revenue per funeral increased 2.2% to $4,024

•                  Cemetery revenue declined 2.3% to $163.7 million

•                  Insurance revenue increased 31.1% to $80.1 million

•                  Pre-need funeral contracts written increased 8.9% to $179.5 million

•                  Pre-need cemetery contracts written increased 4.7% to $86.8 million

•                  Total debt reduced by $167.3 million

Highlights of Fiscal 2004 from Continuing Operations, After Adjusting for the Effect of the 53rd Week in Fiscal 2003

•                  Total revenue increased 1.5% to $716.8 million

•                  Total funeral services performed for the year declined by 4,852 or 4.0%

•                  Cemetery revenue declined 0.2% to $163.7 million

•                  Insurance revenue increased 33.6% to $80.1 million

•                  Pre-need funeral contracts written increased 11.0% to $179.5 million

•                  Pre-need cemetery contracts written increased 6.9% to $86.8 million

“During 2004, we made excellent progress on our objective of continuing to strengthen our balance sheet,” said Mr. Paul Houston, President and CEO of Alderwoods Group. “We paid down significant levels of debt and refinanced substantially all of our long-term debt at lower interest rates. There were costs associated with this refinancing, but by reducing interest expense, Alderwoods Group has gained significant financial flexibility going forward. In 2005, our focus will be to apply our interest savings to generating value for our Company and for our stakeholders.”

Mr. Houston continued, “While holding our expenses in line, we achieved year-over-year growth in the average revenue per funeral service performed, which partially offset the lower number of funeral services performed this year. We believe the decline in our funeral services was the result of a lower than expected death rate in certain markets which affected parts of our network. Our results were also impacted by a very strong flu season in December 2003 which did not reoccur in 2004. In 2005, we will increase our efforts to generate funeral call growth at each of our locations.”

Significant Activities in 2004

Refinanced long-term debt to reduce interest expense: In 2004, Alderwoods Group reduced its long-term debt by $167.3 million and successfully completed the refinancing of substantially all of its long-term debt, thereby significantly reducing interest expense going forward. As at January 1, 2005, long-term debt outstanding stood at $463.6 million, a reduction of $367.6 million since the Company emerged on January 2, 2002. Costs related to the long-term debt refinancing in fiscal 2004 amounted to $30.7 million and are included in interest expense for the 52 weeks ended January 1, 2005. At the end of fiscal 2004, cash on hand was $9.4 million.

Increased focus on strategic markets: The Company substantially completed its program of divesting non-strategic assets, selling 52 funeral homes, 67 cemeteries and one combination location and applied most of the $32.4 million resulting from these sales towards debt reduction. The Company also completed the sale of Security Plan Life Insurance, a non-strategic subsidiary, for $85 million. After payment of applicable taxes and expenses and the recapitalization of Mayflower Life Insurance Company, $65 million of the proceeds were used to reduce long-term debt. In 2004, Alderwoods Group continued to develop properties in strategic markets with a focus on combination locations and funeral homes. The Company plans to advance its development program with the building of additional properties in 2005.

Positioned for future growth: In late 2004, Alderwoods Group realigned its field management structure in order to make more time available for market managers to spend at locations coaching and training employees to further improve service to families and increase the levels of community involvement to help drive the number of funeral services performed. The Company also created the new position of Senior Vice President of Advance Planning, to improve the effectiveness of its sales organization and increase its focus on growing the Company’s pre-need funeral and cemetery backlog.

Investing in Growth Strategies in 2005

In Fiscal 2005, Alderwoods Group will spend an additional $7-10 million in programs to position the Company’s operations to generate future growth.

The spending will be directed towards:

•                  New recruitment programs to support field operations and the sales organization and help the Company attract the best personnel for its performance-based culture;

•                  Additional training programs to provide all new and existing staff with the tools they require to fulfill their roles;

•                  The realignment of the Company’s field management structure;

•                  Increased advertising and promotional programs to build local awareness of the Company’s brand and product and service offerings and to generate pre-need sales leads; and

•                  Additional incremental amounts for the upkeep of facilities to ensure they meet the needs of all the families served.

The Company also plans to continue to invest capital in the rollout of Alderwoods Rooms across its network of funeral homes. Alderwoods Group expects to build 110 rooms in 2005 in addition to the 234 that were implemented as of January 1, 2005.

Mr. Paul Houston, President and CEO of Alderwoods Group, said, “Our achievements in the areas of debt reduction, debt refinancing and the sales of non-strategic assets have created opportunities for us to now invest in strategies that we believe will support and drive future growth for Alderwoods Group. In 2005, we look forward to a year of intense focus on growing calls through the execution of these strategies.”

Discontinued Operations and Assets Held for Sale

Over the past several years, Alderwoods Group engaged in a strategic market assessment to identify operating assets that did not fit into the Company’s market or business strategies. As a result of this assessment, a significant number of properties have been identified as assets held for sale and then subsequently sold.

In Fiscal 2004, the Company sold 52 funeral homes, 67 cemeteries and one combination location in North America. Gross proceeds of these dispositions were $32.4 million.

As of January 1, 2005, the Company holds for sale 18 funeral homes, six cemeteries and four combination properties. All of these sites, with the exception of one site, are under contract of sale. The Company expects to complete the sale of these properties by mid-year 2005.

The Company now believes that the identification of non-strategic businesses for disposal is substantially complete. However, the Company will continue to evaluate its assets, from time to time, with the intent of acquiring and disposing of locations in order to optimize the Company’s assets.

Upon completion of the disposal of the properties identified for sale, the Company will operate 630 funeral homes, 73 cemeteries and 59 combination properties.

Financial Summary 12 Weeks Ended January 1, 2005

Overview

For the 12 weeks ended January 1, 2005, total net income was $24.4 million, an increase of $10.0 million compared to net income of $10.4 million for the 13 weeks ended January 3, 2004. Basic and diluted earnings per share were $0.60 for the 12 weeks ended January 1, 2005 compared to basic and diluted earnings per share of $0.26 in the year-ago period.

Certain information provided below has been adjusted for the 13th week included in the fourth quarter of 2003 which was estimated by calculating the weekly average of the 13 weeks ended January 3, 2004. The Company believes that the discussion below regarding the 13th week facilitates comparability of fiscal period results.

Continuing Operations

Total revenue for the 12 weeks ended January 1, 2005, was $167.1 million compared to $186.8 million for the 13 weeks ended January 3, 2004, a decrease of $19.7 million, or 10.6%. The decrease in total revenue was largely the result of an extra week being included in the prior period results. In addition there were decreases in funeral and cemetery revenue, partially offset by an increase in insurance revenue.

Funeral revenue was $108.9 million for the 12 weeks ended January 1, 2005, down $16.9 million compared to $125.8 million for the 13 weeks ended January 3, 2004. After adjusting for the effect of the 13th week in the prior period, funeral revenue decreased by $7.2 million or 6.2%. The decrease was largely due to a 7.3% decrease in funeral services performed, adjusted for the effect of the 13th week in the prior period. Average funeral revenue per service was $4,044 for the 12 weeks ended January 1, 2005, a 1.2% increase from $3,997 in the year-ago-period.

Funeral gross margin was 17.7% for the 12 weeks ended January 1, 2005, compared to 24.7% for the 13 weeks ended January 3, 2004. The decrease was primarily due to the decrease in funeral revenue. In the prior period there was a $2.8 million reduction in the allowance for funeral accounts receivable, which added 2.2% to the gross margin.

Cemetery revenue for the 12 weeks ended January 1, 2005, was $40.2 million, $5.9 million lower than $46.1 million for the 13 weeks ended January 3, 2004. After adjusting for the effect of the extra 13th week in the prior period cemetery revenue decreased by $2.3 million. For the 13 weeks ended January 3, 2004 there was an adjustment of $3.9 million to cemetery cancellation allowances which increased revenue and gross margin. After adjusting for this item, cemetery revenue for the 12 weeks ended January 1, 2005 increased by $1.6 million or 4.1%.

Cemetery gross margin was 18.7% for the 12 weeks ended January 1, 2005, compared to 29.3% for the 13 weeks ended January 3, 2004. After factoring in the effect of the $3.9 million adjustment noted above the gross margin was 22.7% for the 13 weeks ended January 3, 2004.

Insurance revenue was $18.0 million for the 12 weeks ended January 1, 2005, compared to $14.9 million for the 13 weeks ended January 3, 2004. Insurance revenue increased due to higher premium income. Insurance gross margin increased to 9.6% for the 12 weeks ended January 1, 2005, compared to 2.7% for the 13 weeks ended January 3, 2004, primarily as a result of the revenue increase.

General and administrative expenses totaled $15.1 million for the 12 weeks ended January 1, 2005 compared to $23.9 million for the 13 weeks ended January 3, 2004. The prior period amount included a $6.0 million reserve taken against a receivable that arose from a disposition of assets in 2001.

For the 12 weeks ended January 1, 2005, interest expense was $7.3 million, a decrease of $4.1 million or 36.0%, compared to the 13 weeks ended January 3, 2004. The Company undertook a series of debt refinancings in 2003 and 2004, resulting in lower effective interest rates, and made significant debt repayments during these years.

For the 12 weeks ended January 1, 2005, net income tax benefit was $3.0 million, compared to net income tax expense of $1.6 million for the 13 weeks ended January 3, 2004. The effective tax rate varied from the statutory tax rate, primarily because the Company was not able to fully realize the income tax benefit associated with the refinancing of long term debt. In addition, the losses incurred in certain jurisdictions did not offset the tax expenses in profitable jurisdictions.

Net income from continuing operations was $10.0 million, or $0.25 basic and diluted earnings per share, for the 12 weeks ended January 1, 2005, compared to net income of $4.4 million, or $0.11 basic and diluted earnings per share, for the 13 weeks ended January 3, 2004.

Pre-need funeral and cemetery contracts written during the 12 weeks ended January 1, 2005, totaled $42.2 million and $21.4 million, respectively. For the 13 weeks ended January 3, 2004, pre-need funeral and cemetery contracts written totaled $38.7 million and $21.7 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Discontinued Operations

The Company has classified all the locations identified for disposal as assets held for sale in the consolidated balance sheets and recorded any related operating results, long-lived asset impairment provisions, and gains or losses recorded on disposition as income from discontinued operations. The Company has reclassified prior periods to reflect any comparative amounts on a similar basis.

For the 12 weeks ended January 1, 2005, income from discontinued operations, net of tax, was $14.4 million, or $0.35 basic and diluted earnings per share, which included $9.9 million of pre-tax gains on disposals and $8.1 million of impairment reversals due to withdrawals of excess funds from trusts in locations held for sale.

Financial Summary 52 Weeks Ended January 1, 2005

Overview

For the 52 weeks ended January 1, 2005, total net income was $9.3 million, a decrease of $1.5 million compared to net income of $10.8 million for the 53 weeks ended January 3, 2004. Basic and diluted earnings per share were $0.23 for the 52 weeks ended January 1, 2005 compared to basic and diluted earnings per share of $0.27 for the 53 weeks ended January 3, 2004.

Certain information provided below has been adjusted for the 53rd week included in 2003 which was estimated by calculating the weekly average of the 13 weeks ended January 3, 2004. The Company believes that the discussion below regarding the 53rd week facilitates comparability of fiscal period results.

Continuing Operations

Total revenue for the 52 weeks ended January 1, 2005, was $716.8 million compared to $720.3 million for the 53 weeks ended January 3, 2004, a decrease of $3.5 million, or 0.5%. The decrease in total revenue was the result of an extra week being included in the prior year results.

Funeral revenue was $473.0 million for the 52 weeks ended January 1, 2005, down $18.6 million compared to $491.6 million for the 53 weeks ended January 3, 2004. After adjusting for the effect of the 53rd week in the prior year, funeral revenue decreased by $8.9 million or 1.8%. The decrease in funeral revenue was due to a 4.0% decrease in the number of funeral services performed, adjusted for the effect of the 53rd week in the prior year. This decrease was partially offset by a 2.2% increase in average funeral revenue per service, which was $4,024, for the 52 weeks ended January 1, 2005, compared to $3,939 in the prior year.

Funeral gross margin decreased to 20.4% for the 52 weeks ended January 1, 2005, from 23.1% for the 53 weeks ended January 3, 2004. The decrease in gross margin was primarily due to the decrease in funeral revenue.

Cemetery revenue was $163.7 million for the 52 weeks ended January 1, 2005, down $3.8 million or 2.3% compared to $167.5 million for the 53 weeks ended January 3, 2004. After adjusting for the effect of the 53rd week, cemetery revenue in 2004 was $0.3 million or $0.2% lower than in the prior year. In 2003, the Company recorded a one-time $3.9 million increase in cemetery revenue due to a reversed estimate of accrued perpetual care liabilities.

Cemetery gross margin was 14.5% for the 52 weeks ended January 1, 2005, compared to 17.2% for the 53 weeks ended January 3, 2004. After adjusting the prior year for the impact of the perpetual care accrual adjustment, cemetery gross margins were 15.2% in the prior year.

Insurance revenue was $80.1 million for the 52 weeks ended January 1, 2005, an increase of 31.1% compared to $61.1 million for the 53 weeks ended January 3, 2004. The increase is primarily due to higher premium income as a result of the Company’s subsidiary, Rose Hills, beginning to sell the Company’s insurance products.

Insurance gross margin increased to 5.9% for the 52 weeks ended January 1, 2005, compared to 2.9% in 2003 as a result of the revenue increase.

General and administrative expenses totaled $51.2 million for the 52 weeks ended January 1, 2005 compared to $56.3 million in the prior year. There were a number of one-time adjustments to general and administrative expenses in both years. Overall, general and administrative expenses decreased on a comparative basis.

For the 52 weeks ended January 1, 2005, interest expense was $78.1 million, an increase of $1.6 million compared to the 53 weeks ended January 3, 2004. The Company undertook a series of debt refinancings in 2003 and 2004, resulting in lower effective interest rates, and made significant debt repayments during these years. However, in 2004 the Company recorded costs of

$30.7 million associated with the refinancing of long-term debt, which is included in interest expense for the year.

For the 52 weeks ended January 1, 2005, net income tax benefit was $1.5 million, compared to a net income tax benefit of $6.5 million for the 53 weeks ended January 3, 2004. In 2004, the effective tax rate varied from the statutory rate primarily because losses incurred in certain jurisdictions did not offset the tax expenses in profitable jurisdictions and because the Company was not able to fully realize the income tax benefit associated with the refinancing of its long-term debt. The income tax benefit for the 53 weeks ended January 3, 2004 arose due to a $9.7 million favorable settlement of a federal income tax audit.

For the 52 weeks ended January 1, 2005, net loss from continuing operations was $3.8 million, or $0.09 basic and diluted loss per share, compared to net income of $9.2 million, or $0.23 basic and diluted earnings per share for the 53 weeks ended January 3, 2004.

Pre-need funeral and cemetery contracts written during the 52 weeks ended January 1, 2005, totaled $179.5 million and $86.8 million, respectively. For the 53 weeks ended January 3, 2004, pre-need funeral and cemetery contracts written totaled $164.8 million and $82.9 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Discontinued Operations

The Company has classified all the locations identified for disposal as assets held for sale in the consolidated balance sheets and recorded any related operating results, long-lived asset impairment provision, and gains or losses recorded on disposition as income from discontinued operations. The Company has reclassified prior periods to reflect any comparative amounts on a similar basis.

For the 52 weeks ended January 1, 2005, income from discontinued operations, net of tax, was $13.1 million, or $0.32 basic and diluted loss per share, which included $27.5 million of pre-tax disposal gains, and a pre-tax long-lived asset impairment provision of $15.2 million.

Internal Control over Financial Reporting

The Company is in the process of completing its evaluation of the effectiveness of its internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires management assessment of the effectiveness of the Company’s internal control over financial reporting as of the end of its most recent fiscal year. As permitted by the SEC’s exemptive order dated November 30, 2004 (Release No. 50754), the Company expects to complete its evaluation of the effectiveness of its internal control over financial reporting on or before May 2, 2005, and will include the results of such evaluation in an amendment to its Annual Report on Form 10-K, which amendment will be filed with the SEC.

As reported on March 15, 2005, management has identified a material weakness in the Company’s internal control over financial reporting as of January 1, 2005. The material weakness identified relates to limitations in the capacity of the Company’s accounting and tax resources to identify and react in a timely manner to new accounting pronouncements and non-routine business transactions.

The Company has made or is planning to make a number of changes to remediate this material weakness.

As a result of this material weakness, management will not be able to conclude that the Company’s internal control over financial reporting is effective as of January 1, 2005, and the Company expects that its independent auditors will issue an adverse opinion with respect to internal control over financial reporting. As the Company has not completed the evaluation of all its deficiencies, it is possible that additional deficiencies identified could be determined to be individually or in the aggregate a material weakness.

Company Overview

Alderwoods Group is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of January 1, 2005, the Company operated 648 funeral homes, 79 cemeteries and 63 combination funeral home and cemetery locations throughout North America. Of the Company’s total locations, 18 funeral homes, six cemeteries and four combination funeral home and cemetery locations were held for sale as of January 1, 2005. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, the Company operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

For more information about the Company’s results, readers are directed to the Company’s Form 10-K for the year ended January 1, 2005, which will be filed with the United States Securities and Exchange Commission (SEC) on March 28, 2005, and will be available in PDF format through the Company’s website (www.alderwoods.com).

Basis of Presentation

The Company’s financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles.

The Company’s fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date).  During 2004, the Company’s first, second and fourth fiscal quarters each consisted of 12 weeks and the third fiscal quarter consisted of 16 weeks. The fourth fiscal quarter of 2004 ended on January 1, 2005.

Forward Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934.  The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; the Company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC, especially under the heading “Forward looking Statements and Risk factors”. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Conference Call

Alderwoods Group will host a conference call tomorrow morning, March 29, 2005, at 11:00 a.m. eastern time. A question and answer session will follow brief remarks by Paul Houston, President and CEO and Ken Sloan, Executive Vice President and Chief Financial Officer. The toll-free conference dial-in number for U.S. and Canadian listeners is 800.640.7112 and for local or international participants is 416.620.2419. Interested parties may listen to the audio webcast via the Alderwoods Group website at http://www.alderwoods.com. A telephone replay will be accessible until midnight on April 12, 2005, by dialing 800.558.5253 or 416.626.4100 and quoting reservation number 21236588. An archived replay of the webcast will also be available through the Alderwoods Group website at http://www.alderwoods.com.

Contact:	Kenneth A. Sloan		Chaya Cooperberg
	Executive Vice President,		Director,
	Chief Financial Officer		Investor Relations and Communications
	Alderwoods Group, Inc.		Alderwoods Group, Inc.
	Tel:	416.498.2455	Tel:	416.498.2802
	Fax:	416.498.2449	Fax:	416.498.2449
	Email: ken.sloan@alderwoods.com		chaya.cooperberg@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations

Expressed in thousands of dollars except per share amounts and number of shares

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 1,	January 3	January 1,	January 3
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)

Revenue
Funeral	$108,891	$125,821	$472,935	$491,612
Cemetery	40,192	46,070	163,731	167,542
Insurance	18,020	14,926	80,124	61,127
	167,103	186,817	716,790	720,281
Costs and expenses
Funeral	89,646	94,693	376,646	378,195
Cemetery	32,667	32,588	139,919	138,767
Insurance	16,292	14,525	75,415	59,375
	138,605	141,806	591,980	576,337
	28,498	45,011	124,810	143,944

General and administrative expenses	15,053	23,887	51,218	56,281
Provision for asset impairment	989	50	1,922	4,395
Income from operations	12,456	21,074	71,670	83,268
Interest on long-term debt and refinancing costs	7,316	11,427	78,079	76,453
Other expense (income), net	(1,815)	3,660	(1,163)	4,056
Income (loss) before income taxes	6,955	5,987	(5,246)	2,759
Income taxes	(3,046)	1,562	(1,453)	(6,485)
Net income (loss) from continuing operations	10,001	4,425	(3,793)	9,244
Discontinued operations
Income from discontinued operations	14,350	8,520	19,630	5,985
Income taxes	(15)	2,526	6,488	4,422
Income from discontinued operations	14,365	5,994	13,142	1,563
Net income	$24,366	$10,419	$9,349	$10,807

Basic and diluted earnings (loss) per Common share:
Net income (loss) from continuing operations	$0.25	$0.11	$(0.09)	$0.23
Income from discontinued operations	0.35	0.15	0.32	$0.04
Net income	$0.60	$0.26	$0.23	$0.27

Basic weighted average number of shares outstanding (thousands)	40,015	39,981	40,001	39,971
Diluted weighted average number of shares outstanding (thousands)	41,116	40,794	41,132	40,465

ALDERWOODS GROUP, INC.

Consolidated Balance Sheets

Expressed in thousands of dollars

	January 1,	January 3,
	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$9,379	$41,612
Receivables, net of allowances	66,460	58,076
Inventories	16,714	17,339
Other	27,621	25,467
Assets held for sale	85,141	441,762
	205,315	584,256

Pre-need funeral receivables and trust investments	335,976	334,730
Pre-need cemetery receivables and trust investments	309,591	313,020
Cemetery property	118,619	117,362
Property and equipment	539,879	548,518
Insurance invested assets	250,785	196,440
Deferred income tax assets	8,160	6,683
Goodwill	321,134	320,640
Cemetery perpetual care trust investments	245,225	—
Other assets	37,744	31,354
	$2,372,428	$2,453,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$140,607	$154,283
Current maturities of long-term debt	9,083	10,896
Liabilities associated with assets held for sale	63,381	313,258
	213,071	478,437

Long-term debt	454,557	619,956
Deferred pre-need funeral and cemetery revenue	82,784	600,664
Non-controlling interest in funeral and cemetery trusts	551,957	—
Insurance policy liabilities	214,745	172,209
Deferred income tax liabilities	20,346	21,414
Other liabilities	21,915	15,430
	1,559,375	1,908,110

Non-controlling interest in perpetual care trusts	257,141	—

Stockholders’ equity
Common stock	400	400
Capital in excess of par value	740,210	739,950
Accumulated deficit	(213,588)	(222,937)
Accumulated other comprehensive income	28,890	27,480
	555,912	544,893
	$2,372,428	$2,453,003

ALDERWOODS GROUP, INC.

Consolidated Statements of Cash Flows

Expressed in thousands of dollars

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 1,	January 3	January 1,	January 3
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)

CASH PROVIDED BY (APPLIED TO)
Operations
Net income	$24,366	$10,419	$9,349	$10,807
Income from discontinued operations, net of tax	(14,365)	(5,994)	(13,142)	(1,563)
Items not affecting cash
Depreciation	11,035	9,671	42,085	40,182
Amortization of debt issue costs	3,981	1,860	10,118	3,220
Insurance policy benefit reserves	8,425	6,384	40,705	28,772
Provision for asset impairment	989	50	1,922	4,395
Loss (gain) on disposal of assets	(1,979)	503	(3,530)	1,056
Deferred income taxes	(4,356)	(670)	(5,126)	(1,950)
Premium on long-term debt repurchase	—	—	32,450	1,266
Other, including net changes in other non-cash balances	3,453	16,269	(11,104)	51,112
Net cash provided by continuing operations	31,549	38,492	103,727	137,297
Net cash provided by discontinued operations	1,505	395	15,862	18,478
	33,054	38,887	119,589	155,775
Investing
Proceeds on disposition of business assets	6,375	1,038	20,917	11,409
Purchase of property and equipment	(13,302)	(9,941)	(37,183)	(25,186)
Purchase of insurance invested assets	(44,382)	(49,606)	(138,346)	(117,689)
Proceeds on disposition and maturities of insurance invested assets	38,366	32,787	86,763	78,059
Net cash used in continuing operations	(12,943)	(25,722)	(67,849)	(53,407)
Net cash provided by discontinued operations	14,607	25,041	108,975	23,694
	1,664	(681)	41,126	(29,713)
Financing
Increase in long-term debt	145	153	390,044	330,455
Repayment of long-term debt	(35,708)	(29,920)	(582,608)	(458,868)
Issuance of Common stock	—	8,028	56	28
Net cash used in continuing operations	(35,563)	(21,739)	(192,508)	(128,385)
Net cash provided by (used in) discontinued operations	1	(8,078)	(440)	(2,177)
	(35,562)	(29,817)	(192,948)	(130,562)
Increase (decrease) in cash and cash equivalents	(844)	8,389	(32,233)	(4,500)
Cash and cash equivalents, beginning of period	10,223	33,223	41,612	46,112
Cash and cash equivalents, end of period	$9,379	$41,612	$9,379	$41,612